Exhibit 99.3
Sadot Group Inc. Announces Closing of Public Offering

BURLESON, TX – July 25, 2025 – Sadot Group Inc. (Nasdaq:SDOT) ("Sadot Group", "Sadot" or the "Company"), global Agri-Foods company, today announced the closing of its previously announced public offering of 2,500,000 shares of its common stock at a public offering price of $1.00 per share, for gross proceeds of $2,500,000, before deducting placement agent fees and offering expenses.

The Company intends to use the proceeds from the offering primarily for general working capital and corporate purposes, and for the repayment of debt.

ThinkEquity acted as sole placement agent for the offering.

The offering is being made pursuant to an effective shelf registration statement that has been filed with the U.S. Securities and Exchange Commission (the “SEC”). The final prospectus supplement relating to the offering was filed with the SEC on June 25, 2025 and is available on the SEC's website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Sadot Group Inc.
Sadot Group Inc. has rapidly established itself as an emerging player in the global food supply chain. Sadot Group provides innovative and sustainable supply chain solutions that address the world's growing food security challenges.
Sadot Group currently operates within key verticals of the global food supply chain including global agri-commodity origination and trading operations for food/feed products such as soybean meal, wheat and corn, and farm operations producing grains and tree crops in Southern Africa.
Sadot Group connects producers and consumers across the globe, sourcing agri-commodity products from producing geographies such as the Americas, Africa and the Black Sea and delivering to markets in Southeast Asia, China and the Middle East/North Africa region.
Sadot Group is headquartered in Burleson, Texas with subsidiary operations throughout the United States, Brazil, Canada, Colombia, India, Israel, Singapore, Ukraine, United Arab Emirates, South Korea and Zambia. For more information, please visit www.sadotgroupinc.com.

Forward-Looking Statements
This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Sadot Group, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.
Investor Relations:
E - IR@sadotco.com